As filed with the Securities and Exchange Commission on November 25, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CYNGN INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2007094
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1015 O’Brien Dr.

Menlo Park, CA 94025

(650) 924-5905

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lior Tal

Chief Executive Officer

Cyngn Inc.

1015 O’Brien Dr.

Menlo Park, CA 94025

(650) 924-9505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Marcelle S. Balcombe, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Telephone: (212) 930-9700	Anthony W. Basch, Esq. Alexander W. Powell, Esq. Benming Zhang. Esq. Kaufman & Canoles, P.C. 1021 E. Cary St. Richmond, Virginia 23219 Tel: (804) 771-5700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders listed herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2024

PRELIMINARY PROSPECTUS

405,125 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein are offering on a resale basis an aggregate of 405,125 shares (the “Shares”) of common stock, par value $0.00001 per share, of Cyngn Inc.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the Shares by the selling stockholders.

The selling stockholders may sell or otherwise dispose of the Shares in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the Shares covered by this prospectus in the section entitled “Plan of Distribution” on page 13. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission (the “SEC”).

Our common stock is listed on the Nasdaq Capital Market under the symbol “CYN”. On November 22, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $6.10  per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in, or incorporated by reference into, this prospectus.

When we refer to Cyngn Inc., and its subsidiaries, we use the terms “Cyngn,” the “Company,” “us,” “we” and “our.”

Overview

We are an autonomous vehicle (“AV”) technology company that is focused on addressing industrial uses for autonomous vehicles. We believe that technological innovation is needed to enable adoption of autonomous industrial vehicles that will address the substantial industry challenges that exist today. These challenges include labor shortages, high labor costs and work safety.

We integrate our full-stack autonomous driving software, DriveMod, onto vehicles manufactured by Original Equipment Manufacturers (“OEM”) either via retrofit of existing vehicles or by integration directly into vehicle assembly. We design the Enterprise Autonomy Suite (“EAS”) to be compatible with sensors and components from leading hardware technology providers and integrate our proprietary AV software to produce differentiated autonomous vehicles.

Autonomous driving has common technological building blocks that remain similar across vehicles and applications. By tapping into these building blocks, DriveMod is designed to deliver autonomy to new vehicles via streamlined hardware/software integration. This vehicle-agnostic approach enables DriveMod to expand to new vehicles and novel operational design domains (“ODD”). In short, nearly every industrial vehicle, regardless of use case, can move autonomously using our technology.

Our approach accomplishes several primary value propositions:

1.	Provide autonomous capabilities to industrial vehicles built by established manufacturers that are already trusted by customers.

2.	Generate continual customer value by leveraging the synergistic relationship of autonomous vehicles and data.

3.	Develop consistent autonomous vehicle operation and user interfaces for diverse vehicle fleets.

4.	Complement the core competencies of existing industry players by introducing the leading-edge technologies like Artificial Intelligence (“AI”) and Machine Learning (“ML”), cloud/connectivity, sensor fusion, high-definition mapping, and real-time dynamic path planning and decision making.

We believe our market positioning as a technology partner to vehicle manufacturers creates a synergy with incumbent suppliers that already have established sales, distribution, and service/maintenance channels. By focusing on industrial use cases and partnering with the incumbent OEMs in these markets, we believe we can source and execute revenue-generating opportunities more quickly.

Our long-term vision is for EAS to become a universal autonomous driving solution with minimal marginal cost for companies to adopt new vehicles and expand their autonomous fleets across new deployments. We have already deployed DriveMod software on more than ten different vehicle form factors that range from stockchasers and stand-on floor scrubbers to 14-seat shuttles and electric forklifts as part of prototypes and proof of concept projects, demonstrating the extensibility of our AV building blocks.

Our recent progress contributes to the validation of EAS with OEM partners and end customers. We also continue to build upon our ability to scale our products and generate novel technological developments. The DriveMod Stockchaser became commercially available in early 2023 starting with the deployment from our partner-customer US Continental, a California-based leading manufacturer of quality leather and fabric care products. We also launched the DriveMod Forklift and the DriveMod Tugger as we expand our vehicle-type portfolio fleet through our OEM partnership with BYD and Motrec, respectively. The DriveMod Tugger was commercially released in early 2024 and is deployed with John Deere and additional paying customers that have not yet been disclosed.

We secured paid projects with leading global customers like Arauco, along with additional projects from big brands in the Global 500 and the Fortune 100. Our patent portfolio expanded with 16 new U.S. patent grants in 2023 and 2 granted in 2024, bringing the total grants to 21.

We intend to continue to pursue and win additional license agreements with companies that depend heavily on the use of material handling vehicles and that all recognize the need for automation to i) compete in todays economy, ii) combat the significant labor shortages and escalating costs, and iii) improve safety. Our approach to securing these opportunities will be a continued direct sales effort coupled with increasing our network of industrial vehicle dealers that already have significant sales of industrial vehicles.

Our Products

EAS is a suite of technology and tools that consists of three complementary categories: DriveMod, Cyngn Insight, and Cyngn Evolve.

DriveMod: Industrial Autonomous Vehicle System

We built DriveMod as a modular software product that is compatible with various sensor and computer hardware components that are widely used throughout the autonomous vehicle industry. Our software combined with sensors and components from industry leading technology providers covers the end-to-end requirements that enable vehicles to operate autonomously with leading-edge technology. The modularity of DriveMod allows our AV technology to be compatible across vehicle platforms as well as indoor and outdoor environments. DriveMod can be retrofitted to existing vehicle assets or integrated into a manufacturing partner’s vehicles at assembly, providing accessible options for our customers to integrate leading-edge technology whether their AV adoption strategies are evolutionary or revolutionary.

The core vehicle-agnostic DriveMod software stack is targeted and deployed to different vehicles through DriveMod Kits, which are the AV hardware systems that take into account the specific needs of operating the DriveMod software on a specific target vehicle. Then, after prototyping and productization, DriveMod kits streamline the integration AV hardware and software integration onto vehicles at scale. We expect to create different instances of DriveMod Kits to support the commercial release of new vehicles on the EAS platform, such as the electric forklifts and other industrial vehicles.

CYNGN

Autonomous vehicle solutions for industrial and commercial enterprises

DriveMod

Robotaxi brain for industrial vehicles

The result is superhuman capability:

- 360° perception around the vehicle
- Detect 1,000+ objects/obstacles per second
- 1,000+ candidate paths per second
- Navigate optimal detailed path

See

- Multi-modal sensor fusion
- AI/ML powered perception
- Existence-based virtual bumper
- High-definition semantic maps
- Laser-accurate localization

Decide

- Abstracted behavioral decision framework
- Context-aware prediction
- Thousands of candidate paths proposed per second
- Dynamic routing and motion planning system

Act

- Adaptive, intelligent control that can operate a wide range of vehicle types and sizes

Figure 1: Overview of Cyngn’s autonomous vehicle technology (DriveMod)

DriveMod’s flexibility combines with our network of manufacturing and service partners to support customers at different stages of autonomous technology integration. This allows customers to grow the complexity and scope of their industrial autonomy deployments as their business transforms while continually capturing returns throughout their transition to full autonomy. EAS will also grant customers access to over-the-air software upgrades, ad hoc customer support, and flexible consumption based on usage and scale of operations. By lessening both the commercial and technical burdens of traditional vehicle automation and industrial robotics investments, industrial AVs can become universally available to the market, even reaching small and medium-sized businesses that may otherwise struggle to adopt Industry 4.0 and 5.0 technology.

Cyngn Insight: Intelligent Control Center

Cyngn Insight is the customer-facing tool suite for managing AV fleets and aggregating data to extract business insights. Analytics dashboards surface data about the system’s status, vehicle telemetry, and performance metrics. Cyngn Insight also provides tools to switch between autonomous, manual, and remote operation when required. This flexibility allows customers to use the autonomous capabilities of the system in a way that is tailored to their own operational environment. Customers can choose when to operate their DriveMod-powered vehicles autonomously and when to have human operators operate the vehicles manually or remotely based on their own business needs. When combined, these capabilities and tools make up the Cyngn Insight intelligent control center that enables flexible fleet management from any location.

Cyngn Insight’s tool suite includes configurable cloud dashboards that aggregate diverse data streams at several levels of granularity (i.e., site, fleet, vehicle, module, and component). We can collect data during “open loop” vehicle operation, meaning that the vehicles can be operated manually while still collecting the rich data enabled by the advanced on-vehicle sensors and computers. Data can be used for predictive maintenance, operational improvements, educating employees on digital transformation and more.

Cyngn Evolve: Data Optimization Tools

Cyngn Evolve is our internal tool suite that underpins the relationship between AVs and data. Through a unifying cloud-based data infrastructure, our proprietary data tools strengthen the positive network effects derived from the valuable new data created by AVs. Cyngn Evolve and its data pipelines facilitate AI/ML training and deployment, manage data sets, and support driving simulation and grading to test and validate new DriveMod releases, using both real-world and simulated data.

Figure 2: The Cyngn “AnyDrive” simulation is part of the Cyngn Evolve toolchain. The simulation environment creates a digital version of the physical world. This allows for customer data sets to be leveraged and augmented to achieve testing and validation prior to releasing new AV features.

As AV technology expertise matures globally, there may be opportunities to monetize the sophisticated AV-centric tools of Cyngn Evolve. Currently, we believe that AV development is confined to small groups of experts. Therefore, Cyngn Evolve is currently an internal EAS tool that we use to advance DriveMod and Cyngn Insight, our customer-facing EAS products.

Intellectual Property Portfolio

Our ability to drive impact and growth within the autonomous industrial vehicle market largely depends on our ability to obtain, maintain, and protect our intellectual property and all other property rights related to our products and technology. To accomplish this, we utilize a combination of patents, trademarks, copyrights, and trade secrets as well as employee and third-party non-disclosure agreements, licenses, and other contractual obligations. In addition to protecting our intellectual property and other assets, our success also depends on our ability to develop our technology and operate without infringing, misappropriating, or otherwise violating the intellectual property and property rights of third parties, customers, and partners.

Our software stack has over 30 subsystems, including those designed for perception, mapping & localization, decision making, planning, and control. As of the date of this prospectus, we have 21 granted U.S. patents and submitted 4 pending U.S. patent and expect to continue to file additional patent applications with respect to our technology in the future.

Recent Developments

Public Offering

On April 23, 2024, the Company entered into an underwritten Agreement with Aegis Capital Corp. (“Aegis”), pursuant to which Aegis acted as the Company’s underwriter on a firm commitment basis in connection with the sale by the Company of an aggregate of 500,000 shares of common stock in a public offering, which included: (i) 198,000 shares of common stock, and (ii) pre-funded warrants to purchase 302,000 shares of common stock. The Pre-Funded Warrants had a nominal exercise price of $0.00001. Each share of common stock was sold at an offering price of $0.10, and each Pre-Funded Warrant was sold at an offering price of $0.09999. On May 3, the Company closed on the sale of an additional 20,400 shares of common stock, upon exercise by the underwriter of the over-allotment option. The Company received gross proceeds of approximately $5.2 million before deducting transaction related expenses payable by the Company.

Amended Bylaws

On May 7, 2024, we amended our Amended and Restated Bylaws (the “Amended Bylaws”), for the purpose of reducing the quorum required to hold meetings of the stockholders of the Company (the “Quorum Requirement”). The Amended Bylaws reduced the Quorum Requirement from a majority to one-third (1/3rd) of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting. The Amended Bylaws was approved by the Board of Directors of the Company on May 7, 2024.

Reverse Stock Split

At the Annual Meeting of Stockholders on June 25, 2024, the stockholders of the Company approved the grant of discretionary authority to the board of directors of the Company to effect a reverse stock split of its outstanding shares of common stock at a specific ratio within a range of one-for-five (1-for-5) to a maximum of a one-for-one hundred (1-for-100) split. On July 3, 2024, we implemented a 1-for-100 reverse stock split (the “Reverse Stock Split”) of our common stock. As a result of the Reverse Stock Split, every one hundred (100) shares of our pre-Reverse Stock Split common stock were combined and reclassified into one share of our common stock. The number of shares of common stock subject to outstanding options and warrants were also reduced by a factor of one hundred and the exercise price of such securities increased by a factor of one hundred effective as of July 3, 2024. Our common stock commenced trading on a post- reverse stock split basis on July 5, 2024.

NASDAQ Compliance

On July 19, 2024, the Company was notified by Nasdaq that the Company has regained compliance with the bid price requirement as set forth in Listing Rule 5550(a)(2), and that the Company is therefore in compliance with the Nasdaq Capital Market’s listing requirements and will remain listed on Nasdaq.

Private Placement

On November 12, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with the selling stockholders pursuant to which we sold, in a private placement, notes with an aggregate principal amount of $4,375,000 (the “Notes”), and received proceeds before expenses of $3,500,000. As consideration for entering into the SPA, we issued a total of 405,125 shares of common stock of the Company to the selling stockholders on November 13, 2024.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we are required to file a resale registration statement, or the Registration Statement, with the SEC to register for resale the 405,125 shares of common stock by November 28, 2024, and to have such Registration Statement declared effective within thirty days of filing (sixty days in the event the Registration Statement is reviewed by the SEC). We will be obligated to pay liquidated damages to the selling stockholders if we fail to file the resale registration statement when required, fail to request effectiveness within five trading days after being notified that the Registration Statement will not be reviewed or not subject to further review, fails to respond to comments to the Registration statement within ten calendar days, fail to cause the Registration Statement to be declared effective by the SEC when required, if we fail to maintain the effectiveness of the Registration Statement or if the Registration Statement ceases to remain effective. The Company is filing this Registration Statement in satisfaction of its obligation to file a registration statement under the Registration Rights Agreement.

The selling stockholders’ resale of these shares is being registered on the registration statement of which this prospectus forms a part.

Cost Reduction

On November 12, 2024, the Company announced it is implementing a cost reduction plan in order to reduce its average monthly cash burn from approximately $1.8 million per month to approximately $1 million per month for 90 days. This includes reducing staff from approximately 80 people to approximately 60 people, temporarily suspending certain non-essential operations and reducing or eliminating all discretionary expenses.

Our Corporate Information

The Company was originally incorporated in the State of Delaware on February 1, 2013, under the name Cyanogen, Inc. or Cyanogen. The Company started as a venture funded company with offices in Seattle and Palo Alto, aimed at commercializing CyanogenMod, direct to consumer and through collaborations with mobile phone manufacturers. CyanogenMod was an open-source operating system for mobile devices, based on the Android mobile platform. Cyanogen released multiple versions of its mobile operating system and collaborated with an ecosystem of companies including mobile phone OEMs, content providers and leading technology partners from 2013 to 2015.

In 2016 the Company’s management and board of directors, determined to pivot its product focus and commercial direction from the mobile device and telecom space to industrial and commercial autonomous driving with the hiring of Lior Tal in June 2016 to serve as the company’s chief operating officer. Mr. Tal, a seasoned executive of startup firms where prior to joining the company, co-founded Snaptu which later was acquired by Facebook (currently known as Meta Platforms, Inc.), as well as held various leadership roles at Actimize, DiskSites and Odigo; all of these companies which were also later acquired. Mr. Tal was promoted to chief executive officer in October 2016 and continues to serve in this role along with chairman of the board. In May 2017, the Company changed its name to CYNGN Inc.

Available Information

Our principal business address is 1015 O’Brien Dr., Menlo Park, CA 94025, and our telephone number is (650) 924-5905. We maintain our corporate website at https://cyngn.com (this website address is not intended to function as a hyperlink and the information contained on our website is not intended to be a part of this prospectus). Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision. We make available free of charge on https://investors.cyngn.com/ our annual, quarterly, and current reports, and amendments to those reports if any, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the Investor Relations section of our website.

Our common stock is quoted on the Nasdaq under the symbol “CYN”. We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”) and are subject to the requirements of the Securities and Exchange Act of 1934, as amended (the Exchange Act). These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.

THE OFFERING

Common Stock to be offered by the selling stockholders	Up to 405,125 shares of common stock.

Terms of the Offering:	The selling stockholders will determine when and how it will sell the shares of common stock offered in this prospectus, as described in “Plan of Distribution.”

Common Stock outstanding prior to this offering	2,431,784 shares of common stock as of November 22, 2024

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholders.

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “CYN.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other documents that we file with the SEC, which are incorporated by reference in this prospectus, together with the information included in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. In such case, the trading price of our common stock could decline, and our shareholders may lose all or part of their investment in the shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. In addition to the other information contained in this prospectus, including the reports we incorporate by reference, you should consider the following factor before investing in our securities.

We may be unable to repay our indebtedness under the notes, and any default could harm our financial condition and could lead to us losing our intellectual property assets.

In November 2024, pursuant to a Securities Purchase Agreement, we issued Senior Notes (the “Notes”) to the selling stockholders. The Notes have an aggregate principal amount of $4,375,000 with an original issue discount of 20%, and rank senior to any other Company indebtedness and our capital stock in the event of a liquidation, including the securities being offered hereby. The Notes will mature on the earlier of (a) February 12, 2025 or (b) the closing of one or more subsequent equity, debt or other capital raise(s) or any sale of tangible or intangible assets with the net proceeds therefrom equal to or in excess of all remaining amounts due under all the Notes outstanding. While the Notes are outstanding, the Company agreed to certain restrictive covenants, including covenants providing that the Company and its subsidiaries are not permitted to incur any indebtedness, create any other liens or security interests on property or assets, make payments on any other indebtedness, change its business, or license our intellectual property, unless the selling stockholders give their prior written consent, which restrictions could materially adversely impact our operations and prevent or delay the execution of our business plan, strategic transactions or capital raising efforts.

We may be unable to repay our indebtedness under the Notes. If we default on the Notes, we will be subject to a 20% interest rate and be required to grant to the selling stockholders a security interest in the Company’s intellectual property to secure the payment obligations under the Notes. If the selling stockholders seek to foreclose on their security interest in our intellectual property, we may lose some or all of our assets, which could cause severe interruptions in our business practices or temporarily or permanently suspend our business operations. Our failure to repay the Notes and the consequences therefrom may negatively impact our financial condition and business operations and, in turn, your investment in us.

The sale of a substantial amount of our common stock, including resale of the shares of common stock held by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

This prospectus covers the resale of 405,125 shares of our common stock held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares in the public market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors” and in our Annual Report on Form 10-K filed with the SEC on March 7, 2024 and our Quarterly Report on Form 10-Q filed with the SEC on November 11, 2024, as well as those described in the other documents we file with the SEC. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the shares of common stock covered by this prospectus. All proceeds from the sale of the Shares will be paid directly to the selling stockholder.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK

On November 12, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling stockholders pursuant to which we sold, in a private placement, notes with an aggregate principal amount of $4,375,000, and received proceeds before expenses of $3,500,000. As consideration for entering into the Purchase Agreement, we issued a total of 405,125 shares of common stock, or the Shares, of the Company to the selling stockholders on November 13, 2024, which shares are included in this prospectus.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we are required to file a resale registration statement, or the Registration Statement, with the SEC to register for resale the 405,125 shares of common stock by November 28, 2024, and to have such Registration Statement declared effective within thirty days of filing (sixty days in the event the Registration Statement is reviewed by the SEC). We will be obligated to pay liquidated damages to the selling stockholders if we fail to file the resale registration statement when required, fail to request effectiveness within five trading days after being notified that the Registration Statement will not be reviewed or not subject to further review, fails to respond to comments to the Registration statement within ten calendar days, fail to cause the Registration Statement to be declared effective by the SEC when required, if we fail to maintain the effectiveness of the Registration Statement or if the Registration Statement ceases to remain effective. The Company is filing this Registration Statement in satisfaction of its obligation to file a registration statement under the Registration Rights Agreement.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those previously issued to the selling stockholders. In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the shares of common stock issued to the selling stockholders in the “Private Placement of Shares of Common Stock” described above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. Except for the ownership of the shares of common stock, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder based on its ownership of the shares of common stock as of November 22, 2024. The third column lists the shares of common stock being offered by the selling stockholders pursuant to this prospectus. The fourth column assumes the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Altium Growth Fund, LP(1)	57,875	57,875	-
Bigger Capital Fund, LP(2)	57,875	57,875	-
Efrat Investments(3)	57,875	57,875	-
Empery Master Onshore, LLC(4)	3,038	3,038	-
Empery Tax Efficient, LP(5)	1,013	1,013	-
Empery Debt Opportunity Fund, LP (6)	36,462	36,462	-
L1 Capital Global Opportunities Master Fund(7)	57,875	57,875	-
S.H.N Financial Investments Ltd(8)	75,237	75,237	-
3i, LP(9)	57,875	57,875	-

*	Less than 1%.

(1)	Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.

(2)	Michael Bigger, Managing Member of Bigger Capital Fund, LP may be deemed to have sole voting and dispositive power with respect to the shares held by Bigger Capital Fund, LP. The address of Bigger Capital Fund, LP is 11700 W Charleston Blvd 170-659. Las Vegas, NV 89135.

(3)	Pinny Rotter, CIO of Efrat Investors by be deemed to have sole voting and dispositive power with respect to the shares held by Efrat Investments. The address of Efrat Investments is 54 Lenox Ave., Clifton, NJ 07012.

(4)	Empery Asset Management LP, the authorized agent of Empery Master Onshore, LLC (“EMO”), has discretionary authority to vote and dispose of the shares held by EMO and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EMO. EMO, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Master Onshore, LLC is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(5)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(6)	Empery Asset Management LP, the authorized agent of Empery Debt Opportunity Fund, LP (“EDOF”), has discretionary authority to vote and dispose of the shares held by EDOF and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EDOF. EDOF, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Debt Opportunity Fund, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.

(7)	David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such they may be deemed to be beneficial owners of such shares of common stock. The business address of L1 Capital Global Opportunities Master Fund., Ltd. is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(8)	Nir Shamir and Hadar Shamir have shared power to vote and dispose of the securities held by S.H.N Financial Investments Ltd and may be deemed to be the beneficial owners of such shares of common stock. The address of S.H.N Financial Investments Ltd is Arik Einstein 3, Herzliya, Israel.

(9)	3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by the 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are on file with the SEC as exhibits to previous filings with the SEC. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $.00001 par value per share, and 10,000,000 shares of preferred stock, $.00001 par value per share.

As of the date of this prospectus, there were 2,431,784 shares of our common stock issued and outstanding held by approximately 64 holders of record, and no shares of our preferred stock issued and outstanding.

Common Stock

Our certificate of incorporation, as amended and restated (“Certificate of Incorporation”) authorize us to issue up to 200,000,000 shares of common stock, $0.00001 par value. Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Certificate of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that have been issued or shares of preferred stock that our Board of Directors may decide to issue in the future.

Preferred Stock

Our Certificate of Incorporation authorize us to issue up to 10,000,000 shares of preferred stock, $0.00001 par value. Our Board of Directors is authorized, without further action by the stockholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue preferred stock, will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring, or preventing a change in control of our Company.

Outstanding Warrants

As of November 22, 2024, we had 65,271 outstanding warrants with a weighted average exercise price of $285.29 per share, with a weighted average remaining life of 5 years.

Outstanding Options

As of November 22, 2024, we have 161,716 outstanding options with a weighted average exercise price of $97.39 per share, with a weighted average remaining contractual life of 6.4 years.

Restricted Stock Units (RSU)

As of November 22, 2024, we have 2,400 outstanding RSUs.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

Classified Board. Our fifth amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the approval of two-thirds of the combined vote of our then outstanding shares of common stock. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Supermajority Approvals. Our amended and restated bylaws require the approval of two-thirds of the combined vote of our then-outstanding shares of our common stock to amend our bylaws. This will have the effect of making it more difficult to amend our amended and restated bylaws to remove or modify certain provisions.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the holders of our common stock, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Issuance of Unissued Stock. Our shares of unissued common stock are available for future issuance without stockholder approval, subject to certain protections afforded to our preferred stock pursuant to our certificate of incorporation, as amended and restated. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions, payment as a dividend on the capital stock or as equity compensation to our service providers under our equity compensation plans. The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management thereby protecting the continuity of our management. Also, if we issue additional shares of our authorized, but unissued, common stock, these issuances will dilute the voting power and distribution rights of our existing common stockholders.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Choice of Forum

Our amended and restated certificate of incorporation provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty by any of our directors, officers or other employees to us or our stockholders; any action asserting a claim against the Company, our directors or officer or employees directors arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws or any other action asserting a claim against us our directors or officers or employees that is governed by the internal affairs doctrine. This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions in our certificate of incorporation to be inapplicable or unenforceable.

Limitations of Liability and Indemnification

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws, as amended, provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Our bylaws, as amended, subject to the provisions of the DGCL, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CYN.”

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2023 and the related notes, have been audited by Marcum LLP, the independent registered public accounting firm of the Company, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 7, 2024.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024.

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 7, 2024.

●	Our Current Reports on Form 8-K filed on February 21, 2024, April 24, 2024, May 10, 2024, May 17, 2024, June 25, 2024, July 9, 2024, and November 12, 2024.

●	The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on October 19, 2021.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Cyngn Inc., Attention: Corporate Secretary, 1015 O’Brien Dr., Menlo Park, CA 94025, phone number (650) 924-5905. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.cyngn.com. The information on such website is not incorporated by reference and is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act for the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC regional offices, public reference facilities and on the website of the SEC referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.cyngn.com, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

405,125 Shares of Common Stock

PROSPECTUS

             , 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$400
Accountant’s fees and expenses	15,000
Legal fees and expenses	25,000
Printing and miscellaneous expenses	10,000
Total expenses	$50,400

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we are authorized to provide indemnification of (and advancement of expenses to) our directors, officers and agents (and any other persons to which applicable law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Our bylaws provide that (i) we shall indemnify our directors and executive officers (as defined under the Exchange Act); provided, however, that we may modify the extent of such indemnification by individual contracts with its directors and executive officers and (ii) we shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index List below, which is incorporated by reference herein.

Exhibit Number	Description
3.1	Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.1 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.2	Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.2 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.3	Second Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.3 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.4	Third Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.4 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.5	Fourth Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.5 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.6	Fifth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 19, 2021.
3.7	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.8 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-275530) filed with the SEC on November 28, 2023.
3.8	Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2024.
3.9	Amended and Restated Bylaws of Registrant, incorporated by reference to Exhibit 3.8 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.10	Amendment No. 1 to Amended and Restated Bylaws, effective May 7, 2024, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 10, 2024.
4.1	Description of Registrant’s Securities (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for year ended December 31, 2021)
5.1	Opinion of Sichenzia Ross Ference Carmell LLP (filed herewith)
10.1	Offer Letter between the Company and Ben Landen dated as of September 18, 2019 incorporated by reference to Exhibit 10.2 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.2	Offer Letter between the Company and Donald Alvarez dated as of May 28, 2021 incorporated by reference to Exhibit 10.3 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.3	2013 Equity Incentive Plan incorporated by reference to Exhibit 10.4 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.4	2021 Incentive Plan incorporated by reference to Exhibit 10.5 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.5	Amendment to 2021 Equity Incentive Plan incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on January 31, 2024.
10.6	Amendment to 2021 Equity Incentive Plan incorporated by reference to the Company’s Proxy Statement filed with the Securities and Exchange Commission on May 21, 2024.
10.7	Second Amended and Restated Investors’ Rights Agreement dated as of December 24, 2014 incorporated by reference to Exhibit 10.6 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.8	Form of Indemnification Agreement to be entered into with the Registrant and each of its officers and directors incorporated by reference to Exhibit 10.7 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.

10.9	Employment Agreement by and between Cyngn Inc. and Lior Tal dated as of January 1, 2022 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2022.
10.10	Engagement Letter dated April 27, 2022 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.11	Form of Securities Purchase Agreement incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.12	Form of Warrant incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.13	Form of Registration Rights Agreement incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.14	Form of Pre-Funded Warrants incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.15	ATM Sales Agreement by and between the Company and Virtu Americas LLC, dated May 31, 2023 incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 31, 2023
10.16	Placement Agent Agreement between the Company and Aegis Capital Corp. dated December 8, 2023 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 11, 2023
10.17	Form of Pre-funded Warrant incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 11, 2023
10.18	Form of Severance and Change of Control Agreement incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2024
10.19	Severance and Change of Control Agreement by and between Cyngn Inc. and Donald Alvarez dated May 15, 2024 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2024.
10.20	Form of Securities Purchase Agreement dated November 12, 2024 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2024.
10.21	Form of Note dated November 12, 2024 incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2024.
10.22	Form of Registration Rights Agreement dated November 12, 2024 incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2024.
10.23	Form of Lock-Up Agreement incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2024.
10.24	Form of Placement Agent Agreement incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2024.
21.1	List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2024.
23.1	Consent of Marcum LLP (filed herewith)
23.2	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
107	Filing Fee Table (filed herewith)

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the city of Menlo Park, State of California, on this 25th day of November, 2024.

CYNGN INC.

By:	/s/ Lior Tal
Name:	Lior Tal
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lior Tal and Donald Alvarez as his or her true and lawful attorney-in-fact and agent, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any other registration statements for the same offering pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Lior Tal	Chief Executive Officer, Chairman and Director	November 25, 2024
Lior Tal	(Principal Executive Officer)

/s/ Donald Alvarez	Chief Financial Officer	November 25, 2024
Donald Alvarez	(Principal Financial and Accounting Officer)

/s/ Karen Macleod	Director	November 25, 2024
Karen Macleod

/s/ Colleen Cunningham	Director	November 25, 2024
Colleen Cunningham

/s/ James McDonnell	Director	November 25, 2024
James McDonnell